UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 12, 2015, Time Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) had determined to accelerate the start date of the previously announced authorization relating to stock repurchases and debt repurchases/repayments and has authorized the purchase, effective immediately, of up to $300 million of the Company’s common stock and the prepayment or repurchase of up to $200 million principal amount of the Company’s debt prior to, and regardless of whether, the previously announced sale of the Blue Fin Building is consummated. The consummation of the sale of the Blue Fin Building is currently expected to occur during the fourth quarter of 2015.

As was the case with the repurchase authorization announced on November 5, 2015, the amended authorization expires on December 31, 2017, subject to extension or earlier termination by the Board. Under the stock repurchase authorization, the Company may repurchase shares in open-market and/or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, and repurchases may be executed pursuant to Rule 10b5-1 under the Securities Act of 1933. The extent to which the Company repurchases its shares or repays its debt, and the timing of such transactions, will depend upon a variety of factors, including market and industry conditions, regulatory requirements and other corporate considerations, as determined by the Company from time to time. The authorization may be suspended or discontinued at any time without notice. The Company expects to finance the purchases and repayments out of working capital and/or cash balances made available as a result of the sale of the Blue Fin Building. If the sale of the Blue Fin Building is delayed or not consummated, the stock and debt repurchases would likely correspondingly be delayed or adjusted.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Press release issued November 12, 2015, by Time Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

Date: November 12, 2015	/s/ Jeffrey J. Bairstow
Name: Jeffrey J. Bairstow
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued November 12, 2015, by Time Inc.